Exhibit (a)(5)(D)

INSTRUCTION FORM FOR SHARES OF CORIUM INTERNATIONAL, INC.’S

COMMON STOCK HELD AT SOLIUM/RBC

In connection with

Offer to Purchase

All Outstanding Shares of Common Stock

of

Corium International, Inc.

at

$12.50 per Share,

plus one non-transferable contingent value right for each share,

which represents the contractual right to receive $0.50 per Share following approval by the FDA of the New Drug Application for Corplex Donepezil on or prior to March 31, 2020,

as described in and under the conditions set forth in the Contingent Value Rights Agreement by

Gurnet Merger Sub, Inc.,

a wholly-owned subsidiary of

Gurnet Holding Company

If you wish to tender all or some of your Shares, please check the appropriate boxes below, and sign and return this Instruction Form as instructed by Corium International, Inc.

☐  YES, TENDER all of the Shares allocated to my account.

☐  YES, TENDER only the number of the Shares allocated to my account, as indicated below:

Number of Shares to be tendered (in whole numbers):

If you do not wish to tender your Shares, you do not need to return this form.

By signing below, I hereby direct Solium to tender or not to tender the Shares allocated to my account as indicated above.

By signing below, I understand that, even if I sign, date and return this Instruction Form, but do not check one of the boxes above, I will be deemed by Solium not to have tendered any of the Shares allocated to my account.

Signature	Date